Exhibit 10.31
EMPLOYMENT AGREEMENT BETWEEN
QCR HOLDINGS, INC.,
QUAD CITY BANK AND TRUST COMPANY
AND MICHAEL A. BAUER
(As Amended and Restated December 14, 2006)
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 14th day of December, 2006 (the “Effective Date”), is between QCR HOLDINGS, INC. (the “Company”) and QUAD CITY BANK AND TRUST COMPANY (the “Bank”) (collectively, the “Employer”), and MICHAEL A. BAUER (the “Employee”).
RECITALS
     WHEREAS, Employee is currently serving as an executive of the Company and the Bank pursuant to that certain Employment Agreement as amended and restated March 21, 2006 (the “Prior Employment Agreement”); and
     WHEREAS, the parties desire to further amend and restate the Prior Employment Agreement on the terms hereinafter set forth.
     NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and among the parties hereto as follows:
AGREEMENTS
     Section 1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.
     Section 2. Duties. The Employee agrees to provide all services necessary, incidental or convenient as an officer and employee of the Company and the Bank as provided herein. The Employer shall designate the location or locations for the performance of the Employee’s services. Consistent with the Company’s corporate succession plan, Employee shall serve as President and Chief Executive Officer (“CEO”) of the Bank through May 2, 2007. Upon relinquishing the above titles with the Bank, Executive shall continue as an employee of the Employer and shall become Vice Chairman of the board of directors of the Bank, until otherwise provided by the Company’s board of directors (the “Board”). Executive shall, subject to stockholder approval and the discretion of the Board, continue to serve on the Board during the Term (as defined below) and shall serve as its chairman through December 31, 2006, and as Vice Chairman thereafter, until otherwise provided by the Board. The Employer shall furnish or make available to the Employee such equipment, office space and other facilities and services as shall be adequate and necessary for the performance of his duties.
     Section 3. Term. The term of this Agreement shall commence on the Effective Date, and shall continue through the date of the annual meeting of the Company’s stockholders to be held in May of 2009, at which time it shall terminate (the “Term”), unless it is earlier terminated pursuant to Sections 6, 7 or 10 hereunder.
     Section 4. Compensation. As compensation for the services to be provided by the Employee hereunder:
          (a) Base Salary. The Bank shall pay Employee an annual base salary of two hundred and twenty thousand five hundred dollars ($220,500) (“Base Salary”). Base Salary shall be payable bi-weekly, in equal installments in accordance with the Employer’s payroll practice. The Company shall reimburse the Bank for Employee’s Base Salary attributable to services for the Company. The Employee’s Base Salary shall be subject to review during the Term in the sole and absolute discretion of the Executive Committee of the board of directors of the Company (the “Committee”).
          (b) Annual Bonuses. The Employee shall be entitled to receive cash bonuses (“Cash Bonus” or “Cash Bonuses”), based upon performance, which may be granted in the future in the discretion of the Employer, which may be based upon performance criteria or levels independent of any such criteria or levels that may established for other executive management, as modified from time to time, in the sole discretion of the Committee.
          (c) Transition Incentive Bonus. The Employee shall be eligible to receive an additional bonus of up to eighty thousand dollars ($80,000) per year (the “Transition Bonus”). The performance cycle for the Transition Bonus shall run between the dates of the Company’s annual stockholders’ meetings, with the first cycle beginning with the May 2006 meeting and the last cycle ending as of the annual meeting of the Company’s stockholders to be held in May of 2009. The amount of Transition Bonus earned shall be determined by the Committee and may be deferred by Mr. Bauer. Any Transition Bonus paid hereunder shall not constitute a Cash Bonus and shall not be considered when determining the Annual Average Bonus (as defined below).
          (d) Non-Qualified Supplemental Executive Retirement Agreement. Employee shall participate in the Non-Qualified Supplemental Executive Retirement Agreement, as amended, in accordance with its terms.
          (e) Benefits. The Employer shall provide the following additional benefits to the Employee:
               (i) Medical Insurance. Family medical insurance, provided that Employee shall be responsible for paying any portion of the premium in accordance with the Employer’s policy applied to similarly situated employees.
               (ii) Reimbursements. Reimbursement of reasonable expenses advanced by the Employee in connection with performance of his duties hereunder, including, but not limited to, two (2) paid weeks of continuing education, a quarterly automobile allowance of $2,000, fuel, maintenance and insurance expense of such automobile, and the annual reimbursement of club dues for the Crow Valley Club.
               (iii) Personal Days. The Employee will initially be entitled to five (5) weeks of personal days, which may be increased in accordance with the Employer’s established policies and practices.
               (iv) Disability Coverage. Long-term and short-term disability coverage equal to 66-2/3% of Base Salary and Average Annual Bonus. For purposes of this Agreement, “Average Annual Bonus” shall mean the average of the three (3) most recent annual Cash Bonuses paid to the Employee immediately preceding the determination date.
               (v) Employee Benefits. Participation in a 401(k)/profit sharing plan, deferred compensation program and such other benefits as are specifically granted to Employee or in which he participates as an employee of the Employer.
               (vi) Life Insurance. Term life insurance of two (2) times Employee’s Base Salary and Average Annual Bonus as of the date of this Agreement; which insurance may be provided through a group term carve-out plan at the Employer’s election. The Employee will be allowed to purchase additional life insurance of at least that same amount through such plan.
               (vii) Stock Options. In the event that Employee is granted additional stock options during the Term, such option awards shall provide for the full vesting of such awards upon the Employee’s retirement from employment from the Company, the Bank or any subsidiary (based upon the latest such retirement).

     Section 5. Time Requirement. Subject to the direction of the Board, the Employee shall devote his best efforts and full business time to his duties under this Agreement. The Employee shall be allowed to serve on outside boards subject to the consent of the Employer.
     Section 6. Termination upon Disability. In the event of the Employee’s Disability (as defined below) during the Term, payments based upon the Employee’s then current annual Base Salary and Average Annual Bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of such Disability, after which time Employee’s employment shall terminate. Payments made in the event of the Employee’s Disability shall be equal to 66-2/3% of Employee’s Base Salary and Average Annual Bonus, less any amounts received under the Employer’s short or long-term disability programs, as applicable. Disability for purposes of this Agreement shall mean that the Employee is limited from performing the material and substantial duties of the positions set forth in Section 2 due to the Employee’s sickness or injury for a period of six (6) consecutive months. The Committee shall determine whether and when the Employee has incurred a Disability under this Agreement.
     Section 7. Payment upon Death. In the event of the Employee’s death during the Term, the Employee shall be paid his accrued and unpaid Base Salary, and his earned Cash Bonus for the year in which he died prorated on a per diem basis through the date of death. The earned Base Salary shall be paid in accordance with the Employer’s regular payroll on the next regular payroll date following the Employee’s death. The earned Cash Bonus for the year shall be paid when Cash Bonuses are paid to other executive officers of the Employer with respect to such year. Such amounts shall be payable to the persons designated in writing by the Employee, or if none, to his estate.
     Section 8. Confidentiality and Loyalty. The Employee acknowledges that during the course of his employment he has produced and will produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Employer and any subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Employee of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Employer’s business which the Employee shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer’s premises without its written consent, and shall be promptly returned to the Employer upon termination of the Employee’s employment hereunder. The Employee agrees to abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer.
     Section 9. Non-Competition.
          (a) Restrictive Covenant. The Employer and the Employee have jointly reviewed the operations of the Employer and have agreed that the primary service areas of the Employer’s lending and deposit taking functions extends to the areas encompassing the sixty (60) mile radii from each of the offices of the Employer. Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Sections 4 and 10, the Employee hereby agrees that, except with the express prior written consent of the Employer, for a period of two (2) years after the termination of the later of Employee’s employment with the Employer or any subsidiaries and affiliates or the end of any consulting arrangement with the Employer or any subsidiaries and affiliates (the “Restrictive Period”), he will not directly or indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of, or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of the Employer to terminate employment with the Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) within the sixty (60) mile radii of each of the Employer’s offices (the “Restrictive Covenant”). If the Employee violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Employee. The foregoing Restrictive Covenant shall not prohibit the Employee from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.
          (b) Remedies for Breach of Restrictive Covenant. The Employee acknowledges that the restrictions contained in this Section 9 and Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Employee without receiving the additional consideration offered by the Employee in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Employee and any and all persons directly or indirectly acting for or with him, as the case may be.
     Section 10. Severance.
          (a) Termination Without Cause. If the Employee is terminated without “Cause” (as defined below), the Employer will pay the Employee a sum equal to his then current annual Base Salary plus his Average Annual Bonus. Such payment shall be made in a lump sum within 15 days of termination or in equal installments over the one (1) year period, at the Employer’s option. In addition, the Employer shall provide reasonable out-placement services for up to three (3) months following termination.
          (b) Termination for Cause or Voluntary Termination. If the Employee is terminated for Cause (as defined below) or voluntarily terminates his employment, then the Employer shall pay Employee any accrued and unpaid Base Salary, and any accrued and unpaid personal days and shall have no further obligations to the Employee under this Agreement. For purposes of this Agreement, “Cause” shall mean:
               (i) a material violation by the Employee of any applicable material law or regulation respecting the business of the Employer;
               (ii) the Employee being found guilty of a felony, an act of dishonesty in connection with the performance of his duties as an officer of the Employer, or which disqualifies the Employee from serving as an officer or director of the Employer; or
               (iii) the willful or negligent failure of the Employee to perform his duties hereunder in any material respect.
The Employee shall be entitled to at least thirty (30) days’ prior written notice of the Employer’s intention to terminate his employment for any Cause specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board his position regarding any dispute relating to the existence of such Cause.
          (c) Termination Upon Change in Control. If a Change in Control (as defined below) of the ownership of the Employer occurs and the Employee is terminated within one (1) year following the Change in Control or the Employee elects to terminate his employment within six (6) months following the Change in Control, a severance payment will be made within 15 days of termination equal to the sum of his Base Salary and Annual Average Bonus as would have been paid through the end of the Term as if his employment was not terminated. In addition, the Employer shall continue, or cause to be continued, Employee’s health insurance as in effect on the date of termination (including, if applicable, family coverage) through the end of the Term as if his employment was not terminated.
          For purposes of this paragraph, the term “Change in Control” shall mean the following:
               (i) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of the Company; or
               (ii) The individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Board”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or
               (iii) Consummation by the Company of (i) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of two-thirds or more of the consolidated assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of the Company is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company immediately prior to such acquisition.
               (iv) If it is determined, in the opinion of the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel, that any amount paid under this Agreement due to a Change in Control, either separately or in conjunction with any other payments, benefits and entitlements received by the Employee in respect of a Change in Control under any other plan or agreement under which the Employee participates or to which he is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Code, and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event the Employer shall pay to the Employee a “grossing-up” amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the Employee for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Employer shall pay to the Employee the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Employee as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld with respect to the amount paid hereunder. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be conclusively made by the Employer’s independent accountants, in consultation, if necessary, with the Employer’s independent legal counsel. If, after the Employee receives any gross-up payments or other amount pursuant to this Section 10, the Employee receives any refund with respect to the Excise Tax, the Employee shall promptly pay the Employer the amount of such refund within ten (10) days of receipt by the Employee.
               (v) If the Employer is not in compliance with its minimum capital requirements or if the payments required under this Section 10 would cause the Employer’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance. At the election of the Employee, which election is to made within thirty (30) days of the Employee’s termination, such payments shall be made in a lump sum or paid monthly during the remaining term of this Agreement following the Employee’s termination. In the event that no election is made, payment to the Employee will be made on a monthly basis during the remaining term of this Agreement. Such payments shall not be reduced in the event the Employee obtains other employment following the termination of employment by the Employer.
     Section 11. Post-Term Services.
          (a) Consulting Arrangement. Following the end of the Term and for a period of three (3) years thereafter, the Employee and the Company shall enter into a consulting arrangement whereby the Employee shall continue to assist the Company and the Bank with the retention of certain designated customer relationships. The arrangement shall provide for a formula-based consulting fee whereby Employee may earn up to two thousand dollars ($2,000) per month. Throughout the period of the consulting arrangement, Company shall reimburse Employee for annual club dues for the Crow Valley Club.
          (b) Charitable Foundation. Prior the end of the Term, the Company shall establish and fund a charitable foundation to be administered by the Employee for the benefit of the local community. Following the end of the Term and for a period of up to three years, the Employee shall earn fifteen hundred dollars ($1,500) per month for services performed on behalf of such new charitable foundation, with such payments to be made by the Company.
          (c) Medical Benefit Coverage. Following the end of the Term, Employee shall be entitled to continue to participate in the medical insurance programs of the Company or the foundation through the date on which Employee first becomes eligible for coverage under Medicare, but in no event beyond Employee’s sixty-fifth (65th) birthday; provided, however, that the cost to the Company, or the foundation, for such coverage shall not exceed the cost of providing similar benefits to current employees of the Company; provided, further, that, in the event that Employee is not eligible for participation in the medical insurance programs of the Company, or the foundation, the Company may either provide individual insurance coverage (of no greater cost to the Company or foundation) or may provide Employee a cash payment equal to the cost of providing such insurance to current employees for such period.
     Section 12. Indemnification.
          (a) The Employer shall provide the Employee (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors’ and officers’ liability insurance policy at its expense.
          (b) In addition to the insurance coverage provided for in this Section, the Employer shall hold harmless and indemnify the Employee (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.
          (c) In the event the Employee becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this Section, the Employer shall, to the full extent permitted under applicable law, advance all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by the Employee in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Employee (i) to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of the Employee in the event it shall be ultimately determined that the Employee is not entitled to indemnification by the Employer for such Expenses and (ii) to assign to the Employer all rights of the Employee to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Employer to or on behalf of the Employee.
     Section 13. Payment of Legal Fees. The Employer is aware that after a Change in Control, management of the Employer or its successor could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, including the possible pursuit of litigation to avoid its obligations under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the Employer’s intention that the Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Employee hereunder. It is the Employer’s intention that the Employee not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Employee that (a) the Employer has failed to comply with any of its obligations under this Agreement, or (b) the Employer or any other person has taken any action to avoid its obligations under this Agreement, the Employer irrevocably authorizes the Employee from time to time to retain counsel of his choice, at the expense of the Employer as provided in this Section 12, to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Employee under this Section 12, the Employer irrevocably consents to the Employee entering into an attorney-client relationship with that counsel, and the Employer and the Employee agree that a confidential relationship shall exist between the Employee and that counsel. The fees and expenses of counsel selected from time to time by the Employee as provided in this Section 12 shall be paid or reimbursed to the Employee by the Employer on a regular, periodic basis upon presentation by the Employee of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices. The Employer’s obligation to reimburse Employee for legal fees as provided under this Section 12 and any separate employment, deferred compensation, severance or other agreement between the Employee and the Employer shall not exceed $200,000 in the aggregate. Accordingly, the Employer’s obligation to pay the Employee’s legal fees provided by this Section 12 shall be offset by any legal fee reimbursement obligation the Employer may have with the Employee under any separate employment, deferred compensation, severance or other agreement between the Employee and the Employer.
     Section 14. Regulatory Suspension and Termination.
          (a) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall (A) pay the Employee all of the compensation withheld while their contract obligations were suspended and (B) reinstate any of the obligations, which were suspended.
          (b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
          (c) If the Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
          (d) All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the Federal Deposit Insurance Act, as amended, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
          (e) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.
     Section 15. General Provisions.
          (a) This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. It binds and benefits the parties and their successors in interest, heirs, beneficiaries, legal representatives and assigns. The Company agrees that it shall not merge or consolidate into or with another company, or reorganize, or sell substantially all its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement.
          (b) This Agreement is governed by and construed in accordance with the laws of the State of Iowa.
          (c) The provisions of Sections 8 and 9 shall survive the termination of this Agreement.
          (d) No amendment or modification of this Agreement is effective unless made in writing and signed by each party.
          (e) This Agreement may be signed in several counterparts, each of which will be an original and all of which will constitute one agreement.
(Remainder of Page Intentionally Left Blank)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.
QCR HOLDINGS, INC.

By:	/s/ James J. Brownson	/s/ Michael A. Bauer
	James J. Brownson	MICHAEL A. BAUER
Chairman, Executive Committee

By:	/s/ Douglas M. Hultquist

Douglas M. Hultquist,
President

QUAD CITY BANK AND TRUST COMPANY

By:	/s/ James J. Brownson

James J. Brownson
Secretary

By:	/s/ Douglas M. Hultquist

Douglas M. Hultquist,
Chairman